Exhibit 5.1
15 July 2010
BY DHL
GigaMedia Limited
207 Tiding Boulevard - Sec. 2, 8F
Neihu District, Taipei City 114
Taiwan
Attention:     Ms Jennifer Tseng
Dear Sirs
GIGAMEDIA LIMITED REGISTRATION STATEMENT ON FORM S-8
1.	We have acted as legal counsel in the Republic of Singapore to GigaMedia Limited (Company Registration No. 199905474H) (“Company”) in connection with its Registration Statement on Form S-8 (“Registration Statement”) to register under the United States Securities Act of 1933, as amended (“Securities Act”), up to 1,000,000 and 200,000 ordinary shares of the Company (“Shares”) issuable pursuant to the Company’s 2010 Equity Incentive Plan (“2010 EIP”) and 2010 Employee Share Purchase Plan (“2010 ESPP”) respectively (each a “Plan” and together the “Plans”).

We are delivering this opinion at the request of the Company, pursuant to item 8 of the Registration Statement.

2.	In connection therewith, we have examined the following:
(a)	a copy of each Plan;

(b)	the Registration Statement, to be filed with the Securities and Exchange Commission (“SEC”) in the United States of America;

(c)	a copy of the Memorandum and Articles of Association of the Company, the Certificate of Incorporation of the Company and all amendments to date thereof;

(d)	a copy of the signed original minutes of the meeting of the board of directors of the Company (“Board”) dated 30 April 2010 (“2010 Board Resolutions”) authorising, inter alia, the filing of the Registration Statement with the SEC and the administration of the Plans;

(e)	a copy of the signed original minutes of the meeting of the shareholders of the Company dated 29 June 2010 (“2010 Shareholders’ Resolutions”) authorising, inter alia, the Plans and the issue of the Shares pursuant to a general mandate (“Share Issue Mandate”) granted to the Board under Section 161 of the Companies Act, Chapter 50 of Singapore (“Companies Act”)[1];

(f)	such other documents as we have considered necessary or desirable to examine in order that we may render this opinion.
3.	We have assumed:
(a)	the conformity to the original documents of all documents produced to us as copies and the authenticity of the original documents, which or copies of which have been submitted to us;

(b)	the genuineness of all signatures, seals and chops (if any) on all documents we have examined;

(c)	that the copies of the 2010 Board Resolutions and the 2010 Shareholders’ Resolutions (together the “Board Resolutions and Shareholders’ Resolutions”) submitted to us for examination are true, complete and up-to-date copies;

(d)	that the Board Resolutions and Shareholders’ Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Board Resolutions or the Shareholders’ Resolutions;

(e)	that (where Awards (as defined in the 2010 EIP) and/or rights to purchase Common Stock (as defined in the 2010 ESPP) are granted pursuant to the Plans following the expiry of the Share Issue Mandate) there is in force a valid approval granted to the Board pursuant to Section 161 of the Companies Act to issue such Shares[2];

1 Article 7 of the Memorandum and Articles of Association of the Company read with Section 161 of the Companies Act, provides that shares may only be issued:
(a)     with the prior approval of the Company in a general meeting; or
(b)     under a general or specific mandate to issue shares granted to the directors of the Company under Section 161 of the Companies Act (“Mandate”). A Mandate shall be valid till (i) the conclusion of the annual general meeting commencing next after the date on which the approval was given or (ii) the expiration of the period within which the next annual general meeting after that date is required by law to be held. A Mandate may be granted or renewed with the approval of a majority of shareholders present and voting at a general meeting.
2 Unless otherwise renewed, the Share Issue Mandate expires at the earlier of the next annual general meeting of the Company or the period within which the annual general meeting is required by law to be held. Section 161 of the Companies Act provides that Shares may be issued pursuant to Awards or rights to purchase Common Stock granted under the Share Issue Mandate following the expiry of such Share Issue Mandate provided the Awards or rights to purchase Common Stock to which the Shares relate are granted during the existence of the Share Issue Mandate and the Share Issue Mandate specifically authorises the directors of the Company to grant such Awards or rights to purchase Common Stock.

(f)	that the information disclosed by the search made on 15 July 2010 at the Accounting and Corporate Regulatory Authority in the Republic of Singapore (“ACRA”) against the Company is true and complete and that such information has not since then been materially altered and that such search did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the search;

(g)	that the information disclosed by the electronic litigation searches made on 15 July 2010 of the records kept with the Supreme Court of the Republic of Singapore against the Company for the years of 2008, 2009 and up to 15 July 2010 are true and complete and that such information has not since then been materially altered and that such search did not fail to disclose any material information which has been delivered for filing but was not disclosed at the time of the search;

(h)	that all consents, approvals, authorisations, licenses, exemptions or orders required from any governmental body or agency outside the Republic of Singapore and all other requirements outside the Republic of Singapore for the legality, validity and enforceability of the Plans and the allotment and issue of the Shares have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(i)	that all forms, returns, documents, instruments, exemptions or orders required to be lodged, filed, notified, advertised, recorded, registered or renewed with any governmental body or agency outside the Republic of Singapore, at any time prior to, on or subsequent to the issue of the Shares, for the legality, validity and enforceability of the Plans and the issue and allotment of the Shares, have been duly lodged, filed, notified, advertised, recorded, registered or renewed and that any conditions in relation to such lodgement, filing, notification, advertisement, recording, registration or renewal have been satisfied;

(j)	that the obligations of the Company pursuant to the Plans constitutes legal, valid, binding and enforceable obligations of the Company for all purposes under the laws of all jurisdictions other than Singapore; and

(k)	that, insofar as any obligation expressed to be incurred or performed under the Plans fails to be performed in, or is otherwise subject to the laws of, any jurisdiction other than Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction.
4.	A search made on 15 July 2010 at the ACRA and at the Supreme Court of the Republic of Singapore revealed no order or resolution for the winding-up of the Company and no notice of appointment of a receiver or judicial manager for the Company. It should be noted that such a search is not capable of revealing whether or not a winding-up application has been made. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed at the ACRA immediately.

5.	Based upon and subject to the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plans have been duly authorised and, when and to the extent issued pursuant to the Plans upon receipt by the Company of the purchase price therefore and, upon the issue of share certificates representing the Shares in accordance with Articles of Association of the Company, will be validly issued, fully paid and non-assessable. For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Shares to be issued means under Singapore law that holders of such Shares, having fully paid up all amounts due on such Shares are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.

6.	This opinion relates only to the laws of general application of Singapore as of the date hereof and as currently applied by the Singapore courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore.

7.	We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to any reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.
Yours faithfully
Allen & Gledhill LLP